Farmer Mac Declares Quarterly Dividends on
Common and Preferred Stock

WASHINGTON, D.C., August 27, 2020 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a third quarter dividend of $0.80 per share for each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend will be payable on September 30, 2020 to holders of record of common stock as of September 16, 2020.

Farmer Mac’s board of directors has also declared a dividend on each of Farmer Mac’s five classes of preferred stock. The quarterly dividend of $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C), $0.35625 per share of 5.700% Non-Cumulative Preferred Stock, Series D (NYSE: AGM.PR.D), and $0.359375 per share of 5.750% Non-Cumulative Preferred Stock Series E (NYSE: AGM.PR.E), is for the period from but not including July 17, 2020 to and including October 17, 2020. The dividend of $0.2078125 per share of 5.250% Non-Cumulative Preferred Stock, Series F (NYSE: AGM.PR.F) is for the period from but not including August 20, 2020 (the issuance date) to and including October 17, 2020. These preferred stock dividends will be payable on October 17, 2020 to holders of record of those classes of preferred stock as of October 2, 2020.

On August 20, 2020, Farmer Mac called for redemption all of Farmer Mac’s outstanding 2,400,000 shares of 5.875% Non-Cumulative Preferred Stock, Series A (NYSE: AGM.PR.A) on the redemption date of September 19, 2020. Farmer Mac’s board of directors has declared a dividend of $0.2530 per share of Series A Preferred Stock called for redemption for the period from but not including July 17, 2020 to and including the September 19, 2020 redemption date. The preferred stock dividends on the shares of Series A Preferred Stock that are redeemed will be payable on the redemption date as part of the redemption price to holders of record of Series A Preferred Stock as of the redemption date.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:  Jalpa Nazareth, Investor Relations
         Megan Murray-Pelaez, Media Inquiries
         (202) 872-7700

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